UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MASSEY ENERGY COMPANY

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PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Vice President, Investor Relations	September 23, 2010
(804) 788-1824

ISS Proxy Advisory Services and Glass Lewis & Co. Recommend

Massey Energy Company Stockholders Vote ‘For’

the Corporate Governance Proposals of the Board of Directors

Richmond, VA, September 23, 2010 – Massey Energy Company (NYSE: MEE) is pleased to announce that ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have issued reports recommending that the stockholders of Massey Energy Company vote “for” all of the following corporate governance proposals of our Board of Directors to be considered at the Special Meeting of the Stockholders to be held on October 6, 2010 (the “Special Meeting”):

•	Declassification of the Board of Directors;

•	Elimination of cumulative voting;

•	Removal of supermajority vote provisions related to stockholder amendment of bylaws;

•	Removal of supermajority vote provisions related to stockholder approval of business combinations with a more than 5% stockholder; and

•	Removal of the prohibition of the right of stockholders to request special meetings of stockholders.

To be approved, the first four of these corporate governance proposals require the affirmative vote of the holders of not less than 80% of the outstanding common stock, while the last proposal requires the affirmative vote of a majority of the outstanding common stock.

Of these five corporate governance proposals for which ISS and Glass Lewis have recommended a “for” vote, our stockholders may not be as familiar with the proposal relating to cumulative voting. Our Board of Directors continues to recommend the elimination of cumulative voting, which allows a stockholder to exercise greater voting power than his actual level of ownership otherwise would provide. Our Board of Directors believes that it is in the best interests of all of our stockholders that the impact of a stockholder’s voting power be equivalent to his ownership interest. The Board of Directors also believes that each director nominee should be elected by a true majority of the ownership interest in the Company in uncontested elections and by a true plurality of the ownership interest in contested elections.

We are also pleased that ISS recommends that our stockholders vote ‘for’ the Board of Directors’ additional proposal to increase the authorized shares of our common stock to 300,000,000 shares. ISS states that the proposal is warranted because the Board’s rationale for the increase — that the increase will provide us additional flexibility to issue common stock when and as the need arises in the future without the delays necessitated by having to obtain a stockholder vote and to take advantage of changing market and financial conditions in a more timely manner — is reasonable. ISS also states that the proposed size of the increase is reasonable and is below what ISS considers an allowable threshold. Approval of this proposal requires the affirmative vote of a majority of the outstanding common stock.

The Board of Directors continues to recommend that our stockholders vote ‘for’ all of the proposals to be considered at the Special Meeting. We would like to remind you how important it is that you submit your vote for the Special Meeting, particularly because a failure to vote is equivalent to a “no” vote against these important enhancements to our corporate governance and capital structure. Detailed instructions for the voting process are contained in the Definitive Proxy Statement, dated September 13, 2010, and we encourage you to exercise your voting rights as a stockholder of Massey Energy Company.

Additional Information and Where to Find It

In connection with the Special Meeting, Massey Energy Company has filed a definitive proxy statement with the SEC. Investors and security holders are advised to read the definitive proxy statement. Stockholders are also advised to read any other relevant documents that Massey Energy Company files with the SEC when they become available because they will contain important information about the Special Meeting.

The proxy statement and such other relevant documents (when they become available) may be obtained free of charge at the SEC’s website at www.sec.gov or from Massey Energy Company by directing a request to Investor Relations, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261; by telephoning (866) 814-6512; or by visiting www.masseyenergyco.com.

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